Exhibit 14.1

ARTEMIS INTERNATIONAL SOLUTIONS CORPORAITON

CODE OF BUSINESS CONDUCT AND ETHICS POLICY

I.                                         Purpose

This Code of Business Conduct and Ethics Policy (this “Code”) provides a general statement of the Company’s expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

II.                                     Administration

The Company’s Board of Directors and its Audit Committee is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates.  While the Company’s General Counsel will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code.

III.                                 Compliance with Laws, Rules and Regulations

The Company will comply with all laws and governmental regulations that are applicable to the Company’s activities, and expects that all directors, officers and employees acting on behalf of the Company will obey such laws and regulations. Specifically, the Company is committed to:

•                                          maintaining a safe and healthy work environment;

•                                          promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex or other factors that are unrelated to the Company’s business interests;

•                                          supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•                                          conducting its activities in full compliance with all applicable environmental laws;

•                                          keeping the political activities of the Company’s directors, officers and employees separate from the Company’s business;

•                                          prohibiting any illegal payments to any government officials or political party representatives of any country; and

•                                          complying with all applicable state and federal securities laws.

Directors, officers and employees are prohibited from illegally trading the Company’s securities while in possession of material, nonpublic (“inside”) information about the Company. The Company’s Insider Trading Policy, which describes the nature of inside information and the related restrictions on trading, is attached hereto and shall be deemed a part of this Code.

IV.                                Conflicts of Interest; Corporate Opportunities

Directors, officers and employees should not be involved in any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Company’s interests. In particular, no director, officer or employee shall:

•                                          be a consultant to, or a director, officer or employee of, or otherwise operate an outside business:

•                                that markets products or services in competition with the Company’s current or potential products and services;

•                                that supplies products or services to the Company; or

•                                that purchases products or services from the Company;

•                                          have any financial interest, including stock ownership, in any such outside business that might create or give the appearance of a conflict of interest;

•                                          seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•                                          be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director’s, officer’s or employee’s responsibilities with the Company;

•                                          accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible;

•                                          conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

•                                          use the Company’s property, information or position for personal gain.

The appearance of a conflict of interest may exist if an immediate family member of a director, officer or employee of the Company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Company, or otherwise does business with the Company.

In the event of the existence of any actual or potential conflict of interest, directors and officers shall notify the Company’s General Counsel, while employees who are not directors or officers shall notify the Company’s Vice President of Human Resources.

V.                                    Confidentiality Protection and Proper Use of the Company’s Assets

Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company and its suppliers, customers or other business partners, except when disclosure is authorized by the Company or legally required.

Confidential information includes (1) information marked “Confidential,” “Private,” “For Internal Use Only,” or containing a similar legend, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists and (7) other non-public information that, if disclosed, might be of use to the Company’s competitors, or harmful to the Company or its suppliers, customers or other business partners.

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

Directors, officers and employees are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect the Company’s assets in general.

Directors, officers and employees shall use the Company’s assets for the Company’s legitimate business purposes only.

VI.                                Fair Dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, diversity, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Company’s customers, suppliers, competitors and other third parties. To this end, directors, officers and employees shall not:

•                                          make false or misleading statements to customers, suppliers or other third parties;

•                                          make false or misleading statements about competitors;

•                                          solicit or accept from any person that does business with the Company, or offer or extend to any such person,

•                                cash of any amount; or

•                                gifts, gratuities, meals or entertainment that go beyond common courtesies usually associated with accepted business practices to the extent of influencing or reasonably giving the appearance of influencing the Company’s business relationship with that person;

•                                          solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

•                                          otherwise take unfair advantage of the Company’s customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

VII.                            Accurate and Timely Periodic Reports

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Company shall:

•                                          comply with generally accepted accounting principles at all times;

•                                          maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•                                          maintain books and records that accurately and fairly reflect the Company’s transactions;

•                                          prohibit the establishment of any undisclosed or unrecorded funds or assets;

•                                          maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company’s periodic reports are being prepared; and

•                                          present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company’s periodic reports.

VIII.        Reporting and Effect of Violations

Directors and officers shall report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to the Company’s General Counsel. Employees who are not directors or officers shall report such violations to the Company’s Vice President of Human Resources. The Company will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation.

The Company’s General Counsel and/or Vice President of Human Resources will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include, among other action, demotion or discharge.

COMPLIANCE CERTIFICATE

I have read and understand the Company’s Code of Business Conduct and Ethics (the “Code”). I will adhere in all respects to the ethical standards described in the Code.  I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

I certify to the Company that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date:
(Signature)

(Print Name)

Title/Position:

Check one of the following:

☐            A Statement of Exceptions is attached.

☐            No Statement of Exceptions is attached.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

Memorandum of Company “Insider Trading” Policy

TO:	All Employees and Directors

FROM:	Charles F. Savoni, Senior Vice President and General Counsel

RE:	Statement of Company Policy – Trades in Securities by Company Personnel and Directors

The need for a policy statement

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities, is prohibited by the federal securities laws.  Insider trading violations are pursued vigorously by the Securities and Exchange Commission, or SEC, and the U.S. Attorneys and are punished severely.  While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company has adopted this Policy Statement both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel and/or directors avoid the severe consequences associated with violations of the insider trading laws.  This Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).  We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.  Please carefully review this Memorandum, and let me know if you have any questions.

The consequences

The consequences of an insider trading violation can be severe:

Traders and tippers.  Company personnel (or their tippees) who trade on inside information are subject to the following penalties:

•                  a civil penalty of up to three times the profit gained or loss avoided;

•                  a criminal fine of up to $1,000,000 (no matter how small the profit); and

•                  a jail term of up to ten years.

An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee’s trading.

Control persons.  The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

•                  a civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and

•                  a criminal penalty of up to $2,500,000.

Company-imposed sanctions.  An employee’s failure to comply with the Company’s insider trading policy may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.  Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Statement of policy

It is the policy of the Company that no director, executive officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends.  In addition, it is the policy of the Company that no director, executive officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy.  The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Disclosure of information to others.  The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information.  The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.  You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures.  You also may not discuss the Company or its business in an internet “chat room” or similar internet-based forum.

Material information.  Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities.  Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material.  Some examples of information that ordinarily would be regarded as material are:

•                  financial data or results;

•                  projections of future earnings or losses, or other earnings guidance;

•                  earnings that are inconsistent with the consensus expectations of the investment community;

•                  a pending or proposed merger, acquisition or tender offer;

•                  a pending or proposed acquisition or disposition of a significant asset;

•                  a change in dividend policy, the declaration of a stock split, or an offering of additional securities;

•                  a change in management;

•                  development of a significant new product or process;

•                  impending bankruptcy or the existence of severe liquidity problems; and

•                  the gain or loss of a significant customer or supplier.

Twenty-twenty hindsight.  Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight.  As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When information is “public.”  If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully.  To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released.  If, for example, the Company were to issue a press release on a Monday, you should not trade in the Company’s securities until Thursday.  If a release were issued on a Friday, Wednesday generally would be the first eligible trading day.  Furthermore, again to avoid the appearance of impropriety, relating to the public disclosure of the financial results for a particular fiscal quarter or year (i.e., an SEC filing), you should adhere to the following “blackout rule:”  refrain from trading in the Company’s securities during the period beginning one month prior to the end of the Company’s fiscal quarter (or year) and ending after the second full business day following the Company’s issuance of its quarterly (or year-ending) earnings release.

Transactions by family members.  The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities).  You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Transactions under Company Stock Plans

Stock option exercises.  The Company’s insider trading policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax-withholding requirements.  The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Additional prohibited transactions.  The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities.  It therefore is the Company’s policy that directors, officers and other employees may not engage in any of the following transactions:

Short-term trading.  An employee’s short-term trading of the Company’s securities may be distracting to the employee and may unduly focus the employee on the Company’s short-term stock market performance instead of the Company’s long-term business objectives.  For these reasons, any director, officer or other employee of the Company who purchases Company securities in the open market may not sell any company securities of the same class during the six months following the purchase.

Short sales.  Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For these reasons, short sales of the Company’s securities are prohibited by this Policy Statement.   In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly traded options.  A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock, and, therefore, creates the appearance that the director, officer or employee is trading based on inside information.  Transactions in options also may focus the director’s, officer’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives.  Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy Statement.  (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging transactions.  Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, the director or employee may no longer have the same objectives as the Company’s other shareholders.  Therefore, the Company strongly discourages you from engaging in such transactions.  Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the General Counsel.  Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Board of Directors at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin accounts and Pledges.  Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.  An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.  Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Post-termination transactions.  The Policy Statement continues to apply to your transactions in Company securities even after you have terminated employment.  If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

Company assistance.  Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the General Counsel.  Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual employee.